                                                                   Exhibit 10.88

May 1, 1996


Dr. Richard W. Barker
199 Hills Point Road
Westport, CT  06880

Dear Richard:

I am delighted to confirm our offer of employment as Senior Vice President of Chiron and President of Chiron Diagnostics, which includes all of Chiron's commercial activities associated with health metrics. As you know, Metrics is the cornerstone of our strategy for disease control, and for improving the practice and understanding of medicine. This is currently the largest division of Chiron and is comprised of 1) the old Ciba Corning Diagnostics which includes two significant businesses: (a) a leadership position in critical blood analytes (point of care), and (b) a strong position in the immunodiagnostics sector, 2) the bDNA probes (Quantiplex) business which pioneered quantitative therapeutic monitoring, 3) the Ortho/Chiron joint business in viral screening and, 4) Direct Access Diagnostics, a joint business with Johnson and Johnson, involving a home test for HIV. We believe your previous background in healthcare and your current operational role at IBM in medical information systems, will complement our executive team, and will provide the leadership that will enable Chiron Diagnostics to become an industry leader, a highly profitable business, and also make a significant impact on clinical practice.

Beside your role at Chiron Diagnostics, we expect you to be a key participant in determining corporate strategy and interacting significantly with the other Chiron business units in developing therametric strategies.

Dr. Richard Barker
May 1, 1996
Page 2


Your starting salary will be paid at a monthly rate of $27,083.34 ($325,000 annually). In addition, you will be eligible to participate in Chiron's Variable Compensation Plan in 1996, which as presently structured, is paid out in the first quarter of each calendar year based upon company and individual performance in the preceding year. Payouts for 1996 will be made in the first quarter of 1997. The payout potential for your position under the current program is up to 100% of your actual salary in the prior year. In the first year we guarantee a bonus of $225,000 prorated to the period of your service in 1996.

You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, you will be awarded a stock option on 25,000 shares of Chiron Common Stock. We expect that the grant will be approved promptly following your acceptance of our offer and will be effective as of your employment date. The exercise price of the option will be set at the actual market price of a share of Chiron stock on the day the grant is effective.
These options have a ten year term and vest ratably over the first four years of the term. Under the option program as it is currently administered, you will be eligible for additional stock option grants on an annual basis based on your performance. You will also be awarded a grant of 10,000 shares of Chiron restricted stock which will vest at the end of five years, subject again to Board approval which we expect to obtain promptly. In the unlikely event that you are terminated involuntarily, this restricted stock will be vested proportionately according to your length of service.

I have enclosed a form describing certain highlights of your Chiron benefits and detail of the employment process.

Dr. Richard Barker
May 1, 1996
Page 3


Richard, we hope the terms of this offer are satisfactory and we look forward to a favorable response. We are all delighted at the prospect of having you as a colleague. If you have any questions in the mean time, feel free to call me.

Sincerely,

CHIRON CORPORATION


/s/ William J. Rutter
William J. Rutter
Chairman

Dictated by Dr. Rutter
and signed in his absence.

cc:  Human Resources

WJR:ss


Please indicate your acceptance of the terms of this offer by signing this letter and returning it to me at your earliest convenience.

/s/ Richard Barker/May 4, 1996
- ---------------------------------------------
Name/Date

P.S. The terms of this offer will be effective for a period of 15 days and are contingent upon your acceptance within that time and your willingness to relocate as soon as practicable thereafter.